Exhibit 3.5
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
SUNRISE SENIOR LIVING, INC.
          Sunrise Senior Living, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
          FIRST: The Board of Directors of the Corporation, at a duly constituted meeting in accordance with the Delaware General Corporation Law (the “Delaware Corporation Law”) and the Amended and Restated Bylaws of the Corporation, duly adopted resolutions proposing and declaring advisable the amendment to the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) as set forth below.
          SECOND: Section 4.1 of Article 4 of the Certificate of Incorporation hereby is amended by deleting the first sentence of existing Section 4.1 in its entirety and replacing it with the following new first sentence:
     “The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 130,000,000 of which 120,000,000 shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 10,000,000 shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).”
          THIRD: The amendment to the Certificate of Incorporation as set forth above was duly approved and adopted by the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation held in accordance with Section 211 of the Delaware Corporation Law.
          FOURTH: The amendment to the Certificate of Incorporation set forth above was duly adopted in accordance with the requirements of Section 242 of the Delaware Corporation Law.

     IN WITNESS WHEREOF, Sunrise Senior Living, Inc. has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its duly authorized officer as of this 24th day of May, 2006.

SUNRISE SENIOR LIVING, INC.
By:	/s/ John F. Gaul
	Name:	John F. Gaul
	Title:	Secretary